Section 2: EX-99.1 (EXHIBIT 99.1)
Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS NET INCOME FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2015

●	Q2 2015 Net Income up 8% and EPS up 5% over Q2 2014
●	Six Months 2015 Net Income up 36% and EPS up 33% over six months 2014
●	Tangible Book Value up 12.6% from Q2 2014 to $17.28 per share
●	Credit quality remains very strong with NPLs only 0.16% of loans
●	Customers well positioned for higher short term rates

Wyomissing, PA - July 22, 2015- Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $11.0 million for the quarter ended June 30, 2015 (“Q2 2015") compared to net income to common shareholders of $10.2 million for the quarter ended June 30, 2014 ("Q2 2014"), an increase of $0.8 million, or 8%. Fully diluted earnings per share for Q2 2015 was $0.39 compared to $0.37 fully diluted earnings per share for Q2 2014, an increase of $0.02 per share, or 5%. Average fully diluted shares for Q2 2015 were 28.7 million compared to average fully diluted shares for Q2 2014 of 28.0 million. Included in Q2 2015 numbers is a $6.0 million incremental increase in the provision for loan losses that Customers recorded on July 22, 2015 in response to a discovery of a potentially fraudulent activity by one of its Pennsylvania-based commercial customers. The after-tax effect of this incremental one-time specific reserve was $0.13 a share on Q2 2015 earnings.
Customers also reported GAAP earnings of $25.0 million for the first six months of 2015 compared to earnings of $18.4 million in the first six months of 2014, an increase of $6.6 million, or 36%. Fully diluted earnings per share for the first six months of 2015 was $0.88 compared to $0.66 for the first six months of 2014, an increase of $0.22 per share, or 33%.
Commenting on the net income reported for the second quarter and first six months of 2015, Jay Sidhu, Chairman and CEO of Customers stated, “We are very pleased with our core earnings performance in the second quarter of 2015 and year-to-date, although we are very disappointed with our detection this morning of potentially fraudulent activity by one of our Pennsylvania based commercial customers. We decided to prudently reserve against this credit immediately and aggressively pursue all collection efforts while we perform a thorough investigation. Our GAAP and non-GAAP financial performance this quarter and for the first six months of 2015 remains strong and is the result of continued strong growth in loans and deposits while we remain laser focused on managing all risks facing us and the banking industry. We are very clear about our short term and long term goals and the execution of strategies to achieve those goals, and we believe we continue to track to achieve our goals over the coming quarters and years. We expect to report in excess of $1.00 per share in earnings during the second half of 2015.”
Other GAAP and non-GAAP financial and business highlights for Q2 2015 include:

•
The Q2 2015 provision for loan losses was $9.3 million compared to $2.9 million in Q2 2014. Included in the Q2 2015 provision for loan losses was a specific allowance of $6.0 million recorded on one isolated loan where we discovered potentially fraudulent activity. Because this amount has a material effect on net income and we believe it is isolated and not indicative of our future financial performance, we believe it is useful to disclose key financial information excluding this one-time event. Excluding the after-tax effect of the $6.0 million specific allowance of $3.9 million, certain key non-GAAP financial information for Q2 2015 were as follows:

◦	Q2 2015 net income to common shareholders was $14.9 million compared to net income to common shareholders of $10.2 million for Q2 2014, an increase of $4.7 million, or 46%.

◦	Q2 2015 diluted EPS was $0.52 per share compared to diluted EPS of $0.37 per share in Q2 2014, an increase of $0.15 per share, or 41%.

◦	Q2 2015 return on average equity was 12.5% compared to 10.0% in Q2 2014.

◦	Q2 2015 return on average common assets was 0.87% compared to 0.78% in Q2 2014.|

◦
Q2 2015 net income before preferred stock dividends was $15.4 million compared to $10.2 million for Q2 2014, a 50.7% increase, and compared to $14.0 million in the quarter ended March 31, 2015 ("Q1 2015"), a 10.6% increase.

•	Total loans, including loans held for sale, increased $1.8 billion, or 39.3%, to $6.6 billion as of June 30, 2015 compared to total loans as of June 30, 2014 of $4.7 billion.

•	Total deposits increased $1.8 billion, or 48.4%, to $5.5 billion as of June 30, 2015 compared to total deposits as of June 30, 2014 of $3.7 billion.

•	Q2 2015 net interest income of $46.6 million was up $9.6 million, or 26.1%, compared to Q2 2014 net interest income of $36.9 million.

•
Excluding gains realized on sales of securities in the first six months of 2014 of $3.2 million, non-interest income in the first six months of 2015 of $12.1 million was up 10% over non-interest income of $11.0 million in the first six months of 2014.

•
June 30, 2015 non-performing loans of $10.6 million were down $6.5 million from the June 30, 2014 balance of $17.1 million, the lowest level of non-performing loans in the past six years. Non-performing loans have declined to 0.16% of total loans. Non-performing loans originated after 2009 are only 0.02% of total loans.

•
Capital levels continue to exceed the “well-capitalized” thresholds established by regulation at both the holding company and bank, and exceeded the fully implemented Basel III regulations for both the holding company and bank.

•	At June 30, 2015, Customers' modeled net interest income remained relatively neutral (with a slight asset sensitive position) to instantaneous 100 basis point increases in short term interest rates.

•
The tangible book value per common share continued to increase, reaching $17.28 at June 30, 2015, compared to $16.43 at December 31, 2014 and $15.34 at June 30, 2014, an increase of 12.6% year-over-year.

Q2 2015 compared to Q1 2015:
Customers’ Q2 2015 net income to common shareholders of $11.0 million decreased $2.9 million, or 20.8%, from Q1 2015. The decrease in Q2 2015 compared to Q1 2015 net income to common shareholders resulted from an increase in the provision for loan losses in Q2 2015 of $6.4 million primarily due to a $6.0 million reserve recorded on one loan for an isolated collateral issue on a potentially fraudulent transaction. This was offset in part by increases in net income from the $368 million increase in average loan balances during Q2 2015, largely the result of increases in the mortgage warehouse product, which average balance increased $352 million during Q2 2015. Net interest margin in Q2 2015 of 2.73% decreased approximately 17 basis points compared to the net interest margin for Q1 2015 of 2.90% as the result of a one-time special FHLB dividend received in Q1 2015 (10 basis points), lower prepayment fees in Q2 2015 (2 basis points), cash payments received on purchased credit impaired loans in excess of expectations in Q1 2015 (2 basis points), and a cumulative adjustment for amortization of purchase premiums due to the underlying loans prepaying faster than expected (2 basis points).
Other financial highlights for Q2 2015 compared to Q1 2015 include:

•	Customers continued its planned strategy to moderate its balance sheet growth, with total assets increasing $484 million during Q2 2015 to $7.6 billion, a 6.8% increase over Q1 2015.

•	Deposits increased during Q2 2015 by $584 million, or 11.9% over Q1 2015 compared to loans increasing by $459 million, or 7.5%.

•	During Q2 2015, Customers Bancorp issued non-cumulative perpetual preferred stock in the net amount of $55.6 million.

•
During Q2 2015, Customers did not sell any multi-family loans after three consecutive quarters of sales aggregating approximately $375 million in anticipation of expected lower mortgage warehouse balances in the third quarter of 2015. Multi-family loan sales are expected to resume later in the year.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q2	Q1	Q2
	2015	2015	2014

Net income available to common shareholders	$11,049	$13,952	$10,233
Basic earnings per common share ("EPS")	$0.41	$0.52	$0.38
Diluted EPS	$0.39	$0.49	$0.37
Average common shares outstanding - diluted	28,680,664	28,337,803	27,982,404

Return on average assets	0.65%	0.83%	0.78%
Return on average equity	9.33%	12.48%	10.00%
Net interest margin, tax equivalent	2.73%	2.90%	2.94%
Efficiency ratio	48.4%	52.8%	58.0%
Non-performing loans to total loans (including held for sale and FDIC covered loans)	0.16%	0.19%	0.40%
Reserves to non-performing loans (NPLs)	369.9%	293.6%	184.2%

Tangible book value per common share (period end) (1)	$17.28	$16.94	$15.34
Period end stock price	$26.89	$24.36	$20.01

(1) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Interest Margin

The net interest margin of 2.73% in Q2 2015 declined 21 basis points from Q2 2014 and 17 basis points from Q1 2015. The decline from Q2 2014 was primarily the result of the issuance of $110 million of subordinated debt and $25 million of senior debt on June 26, 2014, resulting in a 12 basis point decrease. Higher volumes in the lower-yielding mortgage warehouse held-for-sale portfolio and lower prepayment penalties received on multi-family and commercial real estate loans also contributed to the decrease in margin for Q2 2015 compared to Q2 2014. The decrease in net interest margin during Q2 2015 compared to Q1 2015 of 17 basis points was primarily a result of the one-time special FHLB dividend received in Q1 2015 resulting in a 10 basis point decrease, lower prepayment fees in Q2 2015 (2 basis points), cash payments received on purchased credit impaired loans in excess of expectations in Q1 2015 (2 basis points), and a cumulative adjustment for amortization of purchase premiums due to the underlying loans prepaying faster than expected in Q2 2015 (2 basis points).
Non-Interest Income

Q2 2015 non-interest income of $6.4 million declined $0.5 million compared to non-interest income of $6.9 million in Q2 2014, and increased $0.7 million compared to non-interest income of $5.7 million in Q1 2015. The $0.5 million decrease in Q2 2015 non-interest income compared to Q2 2014 non-interest income resulted primarily from a $0.4 million gain realized from the sale of investment securities in Q2 2014. The $0.7 million Q2 2015 increase in non-interest income compared to Q1 2015 resulted primarily from increased mortgage warehouse transaction fees generated by the higher loan volume.

Non-Interest Expense
Q2 2015 operating expenses of $25.7 million increased $0.5 million, or 1.8%, compared to Q2 2014, and decreased $1.8 million compared to Q1 2015 operating expenses of $27.5 million. The Q2 2015 compared to Q2 2014 operating expense increase of $0.5 million resulted primarily from the $1.8 billion growth in Customers’ loan portfolio, requiring increased staffing for loan origination and administrative support, higher occupancy expense, and technology fees (up $3.7 million), offset by decreases in FDIC assessments, taxes, and other regulatory fees, and lower net costs for repossessed properties and loan workout costs in Q2 2015 as work out costs and charge-offs are decreasing as the problem loans decline and Customers reduced its expenses as a result of recoveries and current valuations on REO assets. The decrease in Q2 2015 compared to Q1 2015 non-interest expenses resulted from $1.7 million in lower costs for repossessed properties and loan workout costs in Q2 2015, offset in part by increased staffing, occupancy costs, and BankMobile related costs as Customers continues to grow. Although the efficiency ratio in Q2 2015 decreased to 48.4%, it is expected to remain in the 50% range during the second half of 2015 as Customers continues to make investments in its infrastructure and BankMobile.
Provision for Loan Losses and Asset Quality
The Q2 2015 provision for loan losses of $9.3 million includes $6.0 million for an isolated case of potentially fraudulent activity related to one loan, a $1.3 million increase for second quarter growth in the loan portfolio, and $4.4 million predominantly for increases in amounts estimated to be paid to the FDIC related to the assisted transactions completed in 2010 for the "clawback" requirement and reimbursement to the FDIC of collections of previously charged-off loans, offset in part by a $2.4 million provision release resulting from Customers' strong credit performance and updating the estimated loss ratios to reflect actual industry performance rather than qualitative estimates.
Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality. Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses. Covered loans totaled $31.7 million at June 30, 2015, $42.2 million at December 31, 2014, and $54.5 million at June 30, 2014. Non-performing covered loans totaled $2.7 million at June 30, 2015, $4.2 million at December 31, 2014, and $4.4 million at June 30, 2014. Covered real estate owned totaled $8.9 million at June 30, 2015, $9.4 million at December 31, 2014, and $6.2 million at June 30, 2014. The FDIC guarantees of commercial loans expire during Q3 2015, although the FDIC guarantees of residential mortgage loans will continue through Q3 2017. Guaranteed residential mortgage loans totaled $11.2 million as of June 30, 2015.

Non-covered loans are all loans not covered by the FDIC loss share agreements. Non-covered loans include loans accounted for as held for sale as well as loans accounted for as held for investment. Non-covered loans totaled $6.5 billion at June 30, 2015, $5.7 billion at December 31, 2014, and $4.7 billion at June 30, 2014. Non-performing non-covered loans totaled $7.8 million at June 30, 2015 (0.12% of total non-covered loans), $7.5 million (0.13% of total non-covered loans) at December 31, 2014, and $12.7 million (0.27% of total non-covered loans) at June 30, 2014. Non-covered loans 30 to 89 days delinquent at June 30, 2015 totaled $3.7 million (0.06% of non-covered loans). Total reserves for loan losses at June 30, 2015 were 477.0% of non-covered non-performing loans.
Risk Management
Customers continues to focus on its well defined Enterprise Risk Management process, specifically considering such areas as capital planning and management, asset quality, liquidity management, interest rate risk management, attraction and retention of talent, cyber security and risk mitigation, and regulatory compliance, while striving to achieve above average growth rate in earnings, return on equity and return on assets. "Over the last few quarters, we have been extending our liabilities, shortening the duration of our loans, and minimizing the amount of fixed rate investment securities. This puts us in a good position whenever the Federal Reserve begins to increase rates," stated Robert Wahlman, Customers' Chief Financial Officer.
"We of course are very disappointed about the isolated case of potentially fraudulent activity related to one of our Pennsylvania-based commercial customers. We will thoroughly investigate this issue and take all necessary steps to mitigate any weaknesses. We are proud of our credit quality and our credit culture," commented Richard Ehst, Customers' President and Chief Operating Officer.
Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families in the New York City area, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including commercial real estate loans, were $1.8 billion at June 30, 2015. Multi-family loans and mortgage warehouse loans were $2.2 billion and $1.9 billion, respectively, at June 30, 2015.
Looking Ahead
“Customers is looking forward to a good second half of 2015 and expects to report in excess of $1.00 per share of earnings in the second half of 2015. Other than the potentially fraudulent loan, we are off to a great start with our first six months' performance,” Mr. Sidhu said. “Our Company is well positioned in 2015 irrespective of the slope of the yield curve or level of short term rates,” stated Mr. Sidhu, adding, “by increasing our level of commercial variable rate loans and core deposits by over $300 million during Q2 2015, we believe we are even better positioned for any movements in rates in 2015 and beyond. We will continue our focus on our core businesses at Customers, growing commercial loans and core deposits, as we look to build our franchise value by building an exceptional business bank. BankMobile development also remains on plan. We do hope to attract about 25,000 new customers within the first 12 months of operation of BankMobile,” Sidhu concluded.

Conference Call

Date:            July 23, 2015
Time:            10:00 am ET
US Dial-in:        1-800-289-0498
International Dial-in:    1-913-312-0687
Conference ID:        9816671
Webcast:        http://public.viavid.com/index.php?id=115214

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $7.6 billion. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts, and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2014 and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q2	Q1	Q2
	2015	2015	2014
Interest income:
Loans receivable, including fees	$42,801	$43,093	$35,220
Loans held for sale	13,522	10,900	6,715
Investment securities	2,253	2,363	2,543
Other	1,107	2,362	614
Total interest income	59,683	58,718	45,092

Interest expense:
Deposits	8,145	7,526	5,727
Other borrowings	1,496	1,488	1,184
FHLB Advances	1,799	1,689	1,141
Subordinated debt	1,685	1,685	110
Total interest expense	13,125	12,388	8,162
Net interest income	46,558	46,330	36,930
Provision for loan losses	9,335	2,964	2,886
Net interest income after provision for loan losses	37,223	43,366	34,044

Non-interest income:
Mortgage warehouse transactional fees	2,799	2,273	2,215
Mortgage loan and banking income	287	151	1,554
Bank-owned life insurance income	1,169	1,061	836
Gain on sale of loans	827	1,231	572
Gain (loss) on sale of investment securities	(69)	—	359
Deposit fees	247	179	212
Other	1,133	838	1,163
Total non-interest income	6,393	5,733	6,911

Non-interest expense:
Salaries and employee benefits	14,448	13,952	11,591
FDIC assessments, taxes, and regulatory fees	995	3,278	3,078
Occupancy	2,199	2,101	1,911
Professional services	2,792	1,913	1,881
Technology, communication and bank operations	2,838	2,531	2,305
Other real estate owned expense (income)	(580)	884	890
Loan workout expense (income)	(13)	269	477
Advertising and promotion	429	347	428
Other	2,552	2,190	2,644
Total non-interest expense	25,660	27,465	25,205
Income before tax expense	17,956	21,634	15,750
Income tax expense	6,400	7,682	5,517
Net income	11,556	13,952	10,233
Preferred stock dividend	507	—	—
Net income available to common shareholders	$11,049	$13,952	$10,233

Basic earnings per share	$0.41	$0.52	$0.38
Diluted earnings per share	0.39	0.49	0.37

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	June 30,	June 30,
	2015	2014
Interest income:
Loans receivable, including fees	$85,894	$63,576
Loans held for sale	24,422	11,798
Investment securities	4,616	5,583
Other	3,469	1,011
Total interest income	118,401	81,968

Interest expense:
Deposits	15,671	11,142
Other borrowings	2,984	2,340
FHLB Advances	3,488	1,637
Subordinated debt	3,370	126
Total interest expense	25,513	15,245
Net interest income	92,888	66,723
Provision for loan losses	12,299	7,253
Net interest income after provision for loan losses	80,589	59,470

Non-interest income:
Mortgage warehouse transactional fees	5,072	3,974
Mortgage loan and banking income	438	1,963
Bank-owned life insurance income	2,230	1,670
Gain on sale of loans	2,058	571
Gain (loss) on sale of investment securities	(69)	3,191
Deposit fees	426	426
Other	1,971	2,425
Total non-interest income	12,126	14,220

Non-interest expense:
Salaries and employee benefits	28,400	20,942
FDIC assessments, taxes, and regulatory fees	4,273	5,209
Occupancy	4,300	3,942
Professional services	4,705	4,163
Technology, communication and bank operations	5,369	4,470
Other real estate owned expense	304	1,242
Loan workout	256	918
Advertising and promotion	776	843
Other	4,742	4,642
Total non-interest expense	53,125	46,371
Income before tax expense	39,590	27,319
Income tax expense	14,082	8,945
Net income	25,508	18,374
Preferred stock dividend	507	—
Net income available to common shareholders	$25,001	$18,374

Basic earnings per share	$0.93	$0.69
Diluted earnings per share	0.88	0.66

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands, except per share data)
	June 30,	December 31,	June 30,
	2015	2014	2014
ASSETS
Cash and due from banks	$44,064	$62,746	$48,521
Interest-earning deposits	347,525	308,277	217,013
Cash and cash equivalents	391,589	371,023	265,534
Investment securities available for sale, at fair value	373,953	416,685	425,061
Loans held for sale	2,030,348	1,435,459	1,061,395
Loans receivable	4,524,825	4,312,173	3,644,104
Allowance for loan losses	(37,491)	(30,932)	(28,186)
Total loans receivable, net of allowance for loan losses	4,487,334	4,281,241	3,615,918
FHLB, Federal Reserve Bank, and other restricted stock	78,148	82,002	75,558
Accrued interest receivable	15,958	15,205	11,613
FDIC loss sharing receivable	—	2,320	8,919
Bank premises and equipment, net	11,453	10,810	11,075
Bank-owned life insurance	155,940	138,676	106,668
Other real estate owned	13,319	15,371	12,885
Goodwill and other intangibles	3,658	3,664	3,670
Other assets	55,943	52,914	37,432
Total assets	$7,617,643	$6,825,370	$5,635,728

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$584,380	$546,436	$555,936
Interest-bearing deposits	4,892,777	3,986,102	3,134,958
Total deposits	5,477,157	4,532,538	3,690,894
FHLB advances	1,388,000	1,618,000	1,301,500
Other borrowings	88,250	88,250	88,250
Subordinated debt	110,000	110,000	112,000
Accrued interest payable and other liabilities	30,735	33,437	29,344
Total liabilities	7,094,142	6,382,225	5,221,988

Preferred Stock	55,569	—	—
Common stock	27,402	27,278	27,262
Additional paid in capital	359,455	355,822	353,371
Retained earnings	93,422	68,421	43,581
Accumulated other comprehensive loss	(4,114)	(122)	(2,220)
Treasury stock, at cost	(8,233)	(8,254)	(8,254)
Total shareholders' equity	523,501	443,145	413,740
Total liabilities & shareholders' equity	$7,617,643	$6,825,370	$5,635,728

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands, except per share data)
	Three Months Ended June 30,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$290,241	0.26	$211,438	0.25
Investment securities	384,324	2.34	448,059	2.27
Loans held for sale	1,692,622	3.20	776,919	3.47
Loans receivable	4,404,304	3.90	3,544,859	3.98
Other interest-earning assets	77,822	4.75	64,063	3.01
Total interest earning assets	6,849,313	3.49	5,045,338	3.58
Non-interest earning assets	260,886		202,651
Total assets	$7,110,199		$5,247,989

Liabilities
Total interest bearing deposits (1)	$4,399,164	0.74	$3,065,597	0.75
Borrowings	1,511,481	1.32	1,171,766	0.83
Total interest bearing liabilities	5,910,645	0.89	4,237,363	0.77
Non-interest bearing deposits (1)	669,411		585,370
Total deposits & borrowings	6,580,056	0.80	4,822,733	0.68
Other non-interest bearing liabilities	33,586		16,622
Total liabilities	6,613,642		4,839,355
Shareholders' equity	496,557		408,634
Total liabilities and shareholders' equity	$7,110,199		$5,247,989

Net interest margin		2.73		2.93
Net interest margin tax equivalent		2.73		2.94

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.65% and 0.63% for the three months ended June 30, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands, except per share data)
	Six Months Ended June 30,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$286,945	0.25	$199,069	0.25
Investment securities	395,401	2.33	482,290	2.32
Loans held for sale	1,530,938	3.22	672,308	3.54
Loans receivable	4,383,102	3.95	3,195,396	4.01
Other interest-earning assets	76,453	8.19	51,108	3.01
Total interest earning assets	6,672,839	3.58	4,600,171	3.59
Non-interest earning assets	272,937		211,368
Total assets	$6,945,776		$4,811,539

Liabilities
Total interest bearing deposits (1)	$4,260,980	0.74	$2,906,457	0.77
Borrowings	1,491,598	1.33	863,267	0.95
Total interest-bearing liabilities	5,752,578	0.89	3,769,724	0.81
Non-interest-bearing deposits (1)	689,047		625,847
Total deposits & borrowings	6,441,625	0.80	4,395,571	0.70
Other non-interest bearing liabilities	29,089		14,134
Total liabilities	6,470,714		4,409,705
Shareholders' equity	475,062		401,834
Total liabilities and shareholders' equity	$6,945,776		$4,811,539

Net interest margin		2.81		2.92
Net interest margin tax equivalent		2.81		2.93

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.64% and 0.64% for the six months ended June 30, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
Asset Quality as of June 30, 2015 (Unaudited)
(Dollars in thousands, except per share data)
	Total Loans	Non Accrual /NPLs	Other Real Estate Owned	Non Performing Assets (NPAs)	Allowance for loan losses	Cash Reserve	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
New Century Originated Loans
Legacy	$46,580	$2,158	$3,327	$5,485	$1,676	$—	$1,676	4.63%	77.66%
Troubled debt restructurings (TDRs)	2,052	881	—	881	5	—	5	42.93%	0.57%
Total New Century Originated Loans	48,632	3,039	3,327	6,366	1,681	—	1,681	6.25%	55.31%

Originated Loans
Multi-Family	2,232,273	—	—	—	8,734	—	8,734	—%	—%
Commercial & Industrial (1)	792,701	1,173	618	1,791	13,476	—	13,476	0.15%	1,148.85%
Commercial Real Estate- Non-Owner Occupied	840,922	271	—	271	3,335	—	3,335	0.03%	1,230.63%
Residential	105,332	9	—	9	1,722	—	1,722	0.01%	—%
Construction	68,073	—	—	—	844	—	844	—%	—%
Other Consumer	347	—	—	—	11	—	11	—%	—%
TDRs	543	—	—	—	5	—	5	—%	—%
Total Originated Loans	4,040,191	1,453	618	2,071	28,127	—	28,127	0.04%	1,935.79%

Acquired Loans
Covered	25,329	2,710	8,877	11,587	506	—	506	10.70%	18.67%
Non-Covered	354,426	817	497	1,314	290	1,556	1,846	0.23%	225.95%
TDRs Covered	526	—	—	—	—	—	—	—%	—%
TDRs Non-Covered	6,926	2,537	—	2,537	—	—	—	36.63%	—%
Total Acquired Loans	387,207	6,064	9,374	15,438	796	1,556	2,352	1.57%	38.79%

Acquired Purchased Credit-impaired Loans
Covered	5,834	—	—	—	1,114	—	1,114	—%	—%
Non-Covered	42,031	—	—	—	5,773	—	5,773	—%	—%

Total Acquired Purchased Credit-impaired Loans	47,865	—	—	—	6,887	—	6,887	—%	—%
Deferred Origination Fees/Unamortized Premium/Discounts, net	930	—	—	—	—	—	—	—%	—%
Total Loans Held for Investment	4,524,825	10,556	13,319	23,875	37,491	1,556	39,047	0.23%	369.90%
Total Loans Held for Sale	2,030,348	—	—	—	—	—	—	—%	—%
Total Portfolio	$6,555,173	10,556	13,319	23,875	37,491	1,556	39,047	0.16%	369.90%

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

Reconciliation of GAAP Net Income to Core Earnings
(amounts in thousands)	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
	Net Income	Diluted EPS	Net Income	Diluted EPS

GAAP net income available to common shareholders	$11,049	$0.39	$25,001	$0.88
After-tax effect of the $6.0 million specific allowance	3,870	0.13	3,870	0.14
Core Earnings	$14,919	$0.52	$28,871	$1.02

Weighted average shares		28,681		28,522

Reconciliation of GAAP to Non-GAAP Financial Metrics
(amounts in thousands)	Three Months Ended June 30, 2015
	GAAP Amounts	Reconciling Item	Non-GAAP Amounts
Net Income	$11,556	$3,870	$15,426
Average Total Assets	7,110,199	43	7,110,242
Average Equity	496,557	43	496,660

Return on Average Assets	0.65%	0.22%	0.87%
Return on Average Equity	9.33%	3.13%	12.46%